Exhibit (d)(2)

AMENDMENT NO. 1

TO INVESTMENT ADVISORY AGREEMENT

(Thrivent Core Funds)

Thrivent Core Funds (“TCF”) and Thrivent Asset Management, LLC (“TAM”) hereby agree that, with respect to the Investment Advisory Agreement dated May 2, 2016 between TCF and TAM (the “Agreement”), effective September 5, 2017, the “Thrivent Core Emerging Markets Debt Fund” shall be deemed a “Fund” under the terms of the Agreement. A revised Exhibit A is attached hereto.

THRIVENT CORE FUNDS

By:	/s/ David S. Royal

David S. Royal
President

THRIVENT ASSET MANAGEMENT, LLC

By:	/s/ Russell W. Swansen

Russell W. Swansen
President

EXHIBIT A

TO

THRIVENT CORE FUNDS INVESTMENT ADVISORY AGREEMENT

Dated September 5, 2017

1.	Thrivent Core Short-Term Reserve Fund (effective May 2, 2016)
2.	Thrivent Core Emerging Markets Debt Fund (effective September 5, 2017)